EXHIBIT 4.110

Termination Agreement

This Agreement is executed on July 24, 2006 by and between:

Party A: Beijing Lahiji Technology Development Co., Ltd. (hereinafter referred to as “Party A”)

Registered Address: Room 601, Unit C, No.18 of Xi Huan Road (S), Economic-Technological Development Area, Beijing

Party B: Wang Yu Tian (hereinafter referred to as “Party B”)

PRC Identity Card Number: 110108195606131211

Address: Room 502, Building 24 (M), Yard 8, Yiguang Temple, Haidian District, Beijing, PRC

Whereas:

1.	Party A and Party B executed a Share Pledge Agreement (hereinafter referred to as the “Share Pledge Agreement”) on June 1, 2006.

2.	Party A and Party B wish to terminate the said Share Pledge Agreement upon the satisfaction of certain conditions.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Share Pledge Agreement, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Share Pledge Agreement becomes invalid, the rights and obligations of Party A and Party B under the Share Pledge Agreement shall be terminated accordingly.

3.	This Agreement shall take effect on the date when Party B and Sun Weijing execute Share Transfer Agreement with the person designated by Party A with respect to all their equity interest in Beijing Bo Xun Rong Tong Information Technology Co., Ltd. and register the change of shareholder with the original administration of industry and commerce.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Party A: Beijing Lahiji Technology Development Co., Ltd.

Authorized Representative:

Seal:

Party B: Wang Yu Tian

Signature:

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